Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, James Darrell Thomas, Vice President, Treasurer and Assistant Secretary of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from January 1, 2014 through December 31, 2014 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of November 1, 2011 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2011-2, Harley-Davidson Customer Funding Corp., HDCC, and The Bank of New York Mellon Trust Company, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name of and behalf of HDCC this 25th day of March, 2015.

By:	/s/ James Darrell Thomas
James Darrell Thomas
Vice President, Treasurer and Assistant Secretary
Harley-Davidson Credit Corp.